As filed with the Securities and Exchange Commission on May 5, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 30, 2026

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

8 Sylvan Way, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Ellen M. Schum, Executive Vice President and President of Specialty and Interim President of Meals. On April 30, 2026, B&G Foods and Ellen M. Schum, our Executive Vice President and President of Specialty and Interim President of Meals, mutually agreed that Ms. Schum’s last day of employment with B&G Foods would be May 1, 2026. We entered into a separation agreement with Ms. Schum pursuant to which Ms. Schum will receive certain severance and other benefits, including: (1) salary continuation payments of $492,272, which reflects payment of 100% of her annual base salary for one year following her separation date, (2) continued payment of B&G Foods’ portion of the cost for one year of continued medical and dental coverage pursuant to COBRA, (3) a lump sum payment of $10,000, which reflects the estimated market value of life insurance and disability benefits for one year, (4) one additional year of service credit under our defined benefit pension plan, and (5) a lump sum payment of $10,000, which amount may be used for career transition services. The separation agreement provides that all unvested portions of Ms. Schum’s awards of restricted stock and performance share long-term incentive awards granted under our company’s long-term incentive program have been forfeited as of the separation date. The separation agreement also includes customary non-disturbance, non-disparagement, confidentiality, non-competition and non-solicitation provisions and a general release by Ms. Schum of any claims against our company and certain related persons and entities.

A copy of Ms. Schum’s separation agreement is attached as Exhibit 10.1 to this report.

Departure of Andrew D. Vogel, Executive Vice President and President of Spices & Flavor Solutions. On May, 1, 2026, Andrew D. Vogel, our Executive Vice President and President of Spices & Flavor Solutions, terminated his employment with B&G Foods as of the close of business that day. In a letter to B&G Foods, Mr. Vogel’s attorney stated Mr. Vogel considers himself to be terminated without cause pursuant to paragraph 8(d) of Mr. Vogel’s employment agreement with our company and asserts that Mr. Vogel is entitled to termination without cause severance and other benefits under paragraph 8(a) of his employment agreement.

Pursuant to paragraph 8(d) of the employment agreement, Mr. Vogel may elect to consider himself terminated without cause only if our company “takes action which substantially changes or alters [his] authority or duties so as to effectively prevent [him] from performing the duties of an Executive Vice President of [B&G Foods] and President, General Manager or other similar title of one of [B&G Foods’] business units as defined in [the employment agreement].” As previously communicated to Mr. Vogel and his attorney, it is B&G Foods’ position that no such substantial change or alteration has occurred and that Mr. Vogel’s title change from Executive Vice President and President of Meals to Executive Vice President and President of Spices & Flavor Solutions came with substantially the same responsibilities and authority.

B&G Foods notified Mr. Vogel by letter dated May 1, 2026 and in earlier communications that B&G Foods rejects Mr. Vogel’s assertion that an alteration of duties within the meaning of his employment agreement had occurred and that he does not have the right to consider his termination to be a termination without cause. As such, our company considers Mr. Vogel to have voluntarily resigned from his employment with B&G Foods effective at the close of business on May 1, 2026. Pursuant to Mr. Vogel’s employment agreement, a voluntary termination does not entitle Mr. Vogel to any severance or other benefits under paragraph 8(a) of his employment agreement.

A copy of Mr. Vogel’s employment agreement is attached as Exhibit 10.2 to this report.

Interim Direct Oversight of the Specialty, Meals and Spices & Flavor Solutions Business Units. On an interim basis, Kenneth C. “Casey” Keller, our President and Chief Executive Officer, has assumed Ms. Schum’s and Mr. Vogel’s responsibilities.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

10.1	Separation Agreement and General Release, dated as of April 30, 2026, between Ellen M. Schum and B&G Foods, Inc.

10.2	Employment Agreement, dated as of October 3, 2022, between Andrew D. Vogel and B&G Foods, Inc.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL and contained in Exhibit 101

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: May 5, 2026	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President,
General Counsel and Secretary